News Release
Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
Date: October 4, 2005
Nalco Announces Transportation and Energy Surcharges For Industrial and Institutional Division Customers

(Naperville, Ill.) Nalco Holding Company (NYSE: NLC) announced it has enacted an emergency transportation and energy surcharge on products shipped to Industrial and Institutional Services division customers in North America. Rising energy and fuel costs have dramatically increased manufacturing and transportation expenses.

“We continue to raise prices to cover costs we see as more permanently elevated, including higher base level costs for freight and energy. However, added volatility in these costs due to recent events makes it important to impose surcharges that can be adjusted with the fluctuations in these costs,” said Bill Roe, Executive Vice President, and Chief Operating Officer.

The surcharge applies to both contract and non-contract transactions for shipments made beginning on Oct. 5 and is tied to rising natural gas, diesel fuel and freight costs. Energy and transportation costs will be evaluated routinely, and the surcharge will be adjusted and/or eliminated accordingly.

The surcharge will appear as a separate line item on customer invoices.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.